Exhibit 99.1

Aeglea BioTherapeutics Provides Corporate Update and Reports Third Quarter 2016 Financial Results

Austin, Texas, November 9, 2016 - Aeglea BioTherapeutics, Inc., (NASDAQ: AGLE) a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat genetic rare diseases and cancer, today provided a corporate update and reported financial results for the quarter ended September 30, 2016.

“We continue to advance our genetic rare disease and cancer programs with the dosing of the first patients in our Phase 1 clinical trials of our lead product candidate, AEB1102, for the treatment of patients with Arginase I deficiency and hematological malignancies. Additionally, initial data from our Phase 1 clinical trial of AEB1102 for the treatment of advanced solid tumors has demonstrated a dose dependent reduction in arginine of approximately 90% following a single dose of 0.08mg/kg or higher,” said David G. Lowe, Ph.D., co-founder, president and chief executive officer of Aeglea. “Based on the initial trial data we have seen in patients with advanced solid tumors and the progress achieved to date in the Arginase I deficiency clinical trial, we believe we are well positioned to advance our AEB1102 programs in 2017.”

Recent Highlights

•	Announced the dosing of the first two patients in a Phase 1 trial of AEB1102 for the treatment of patients with Arginase I deficiency.
•	Announced the dosing of the first patient in a Phase 1 trial of AEB1102 for the treatment of the hematological malignancies acute myeloid leukemia and myelodysplastic syndrome.
•	Formed a Scientific Advisory Board consisting of leading industry experts to provide scientific and clinical insights supporting Aeglea’s pipeline of engineered human enzymes.

Upcoming Events

•

Scott Rowlinson, Ph.D., vice president of research at Aeglea, will present new preclinical data on AEB1102 at the Society for Immunotherapy of Cancer (SITC) 2016 Annual Meeting being held November 9 – 13, 2016 in Maryland:

o	Title: Disruption of the L-Arginine Balance in the Tumor Microenvironment with a Recombinant Human Arginase 1 (AEB1102) Sensitizes Cancer to Immunotherapy
o	Abstract #275
o	Presentation Date/Time: Friday, November 11, 2016 at 12:15 p.m. – 1:30 p.m. ET and 6:15 p.m. – 7:30 p.m. ET

•

Giulia Agnello, Ph.D., research scientist at Aeglea, will present new preclinical data on AEB3103 at the 58th Annual American Society of Hematology (ASH) Meeting being held December 3 – 6, 2016 in San Diego, California:

o	Title: Development of a Human Therapeutic L-Cyst(e)ine-degrading Enzyme for the Treatment of Hematological Malignancies
o	Abstract #1587
o	Presentation Date/Time: Saturday, December 3, 2016 at 5:30 p.m. – 7:30 p.m. PT

Third Quarter 2016 Financial Results

At September 30, 2016, Aeglea had available cash, cash equivalents and marketable securities of $68.0 million, with net cash burn of $5.8 million. Management believes that Aeglea has sufficient capital resources to fund anticipated operations through the second quarter of 2018.

Aeglea recognized grant revenue of $1.2 million in the third quarter of 2016 compared with $1.1 million in the third quarter of 2015. The grant revenue is the result of a $19.8 million research grant received from the Cancer Prevention and Research Institute of Texas (CPRIT). The increase was primarily due to additional qualifying costs associated with the initiation and continuation of grant-related clinical trials for AEB1102.

Research and development expenses totaled $5.4 million for the third quarter of 2016, compared with $3.1 million for the third quarter of 2015. The increase was primarily associated with the expanded preclinical and clinical activity for Aeglea’s lead product candidate AEB1102, as Aeglea continued its ongoing Phase 1 clinical trial in patients with advanced solid tumors and initiated two Phase 1 clinical trials for AEB1102, in patients with Arginase I deficiency and in patients with hematological malignancies.

General and administrative expenses totaled $2.1 million for the third quarter of 2016, compared to $1.4 million in the third quarter of 2015. This increase was primarily due to additional costs associated with being a public company.

Net loss totaled $6.2 million and $3.4 million for the third quarter of 2016 and 2015, respectively.

About Aeglea BioTherapeutics

Aeglea is a biotechnology company committed to developing engineered human enzymes for the treatment of rare diseases and cancers associated with abnormal amino acid metabolism. The company’s engineered human enzymes are designed to degrade specific amino acids in the blood in order to reduce toxic levels of amino acids in in rare diseases or to deprive tumors dependent on amino acids by reducing levels below the normal range. Aeglea’s clinical program for its lead product candidate, AEB1102, includes three Phase 1 clinical trials, studying AEB1102 for the treatment of patients with Arginase I deficiency, advanced solid tumors, and hematological malignancies. The company is building a pipeline of additional product candidates targeting key amino acids, including AEB4104, which degrades homocystine, a target for an inborn error of metabolism, as well as two potential treatments for cancer, AEB3103, which degrades cysteine/cystine, and AEB2109, which degrades methionine. For more information, visit http://aegleabio.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our cash forecasts, the timing and success of our clinical trials and related data, success in our collaborations and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:
Kelly France, Ph.D.

BrewLife

415.946.1076

media@aegleabio.com

Investor Contact:
Charles N. York II

Chief Financial Officer

Aeglea BioTherapeutics

investors@aegleabio.com

Financials

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$49,544	$29,294
Marketable securities	18,491	3,768
Restricted cash	—	80
Accounts receivable - grant	1,571	1,697
Deferred offering costs	—	2,535
Prepaid expenses and other current assets	2,073	912
Total current assets	71,679	38,286
Property and equipment, net	342	348
Other non-current assets	40	20
TOTAL ASSETS	$72,061	$38,654

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$523	$176
Deferred revenue	181	—
Accrued and other current liabilities	3,133	2,347
Total current liabilities	3,837	2,523
Other non-current liabilities	26	27
TOTAL LIABILITIES	3,863	2,550
Commitments and Contingencies (Note 11 and 13)

Series A convertible preferred stock, $0.0001 par value; no shares and 2,172,524 shares authorized as of September 30, 2016 and December 31, 2015, respectively; no shares and 2,172,520 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	—	13,573
Series B convertible preferred stock, $0.0001 par value; no shares and 5,008,210 shares authorized as of September 30, 2016 and December 31, 2015, respectively; no shares and 4,999,976 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	—	44,738

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value; 10,000,000 shares and no shares authorized as of September 30, 2016 and December 31, 2015, respectively; no shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares and 25,000,000 shares authorized as of September 30, 2016 and December 31, 2015, respectively; 13,430,833 shares and 757,336 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	1	—
Additional paid-in capital	107,988	1,373
Accumulated other comprehensive income (loss)	3	(1)
Accumulated deficit	(39,794)	(23,579)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	68,198	(22,207)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$72,061	$38,654

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Grant	$1,149	$1,073	$3,381	$4,500

Operating expenses:
Research and development	$5,385	$3,129	$13,402	$7,487
General and administrative	2,065	1,361	6,342	4,331
Total operating expenses	7,450	4,490	19,744	11,818
Loss from operations	(6,301)	(3,417)	(16,363)	(7,318)

Other income (expense):
Interest income	72	5	172	11
Other expense, net	(9)	(1)	(24)	(1)
Total other income	63	4	148	10
Net loss	$(6,238)	$(3,413)	$(16,215)	$(7,308)

Deemed dividend to convertible preferred stockholders	—	—	—	(228)
Net loss attributable to common stockholders	$(6,238)	$(3,413)	$(16,215)	$(7,536)
Net loss per share attributable to common stockholders, basic and diluted	$(0.47)	$(5.57)	$(1.89)	$(12.76)
Weighted-average common shares outstanding, basic and diluted	13,326,093	612,917	8,598,268	590,775